UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

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On January 11, 2022, New York City REIT, Inc. issued the following press release:

FOR IMMEDIATE RELEASE

NYC PUBLISHES 2021 YEAR IN REVIEW HIGHLIGHTING PROACTIVE ASSET MANAGEMENT, 37% TOTAL RETURN1 AND CONTINUED RENT COLLECTION SUCCESS

New York, January 11, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) published an investor presentation describing the Company’s strong results and successful achievements during 2021.

Highlights of these results include

•	NYC investors benefited from an exceptional Total Return in 2021 of 37%, outperforming several peer and index benchmarks, including New York City office peers and the S&P 500 Index

o	NYC outperformed the S&P 500 by over 6%

o	NYC outperformed peer REITs with New York City focus[2] by 12%

•	Increased Cash Rent[3] collection rate to 94% in the fourth quarter 2021, a 12% increase from the same quarter in 2020

o	97% of original Cash Rent collection from NYC’s top 10 tenants in Q4’21

o	NYC collected 100% of the deferred rent due in Q3’21 and Q4’21 that was subject to an Approved Agreement[4]

o	NYC’s portfolio mix of Investment Grade[5] and government agency tenants with core commercial business continues to provide dependable rental income

•	Completed 12 new leases in 2021, totaling over 86,000 square feet and $4.3 million of annualized straight-line

o	Added credit-worthy, rent-paying tenants to its portfolio in 2021, including a fortune 50 technology company and a publicly traded, Aa1 implied Investment Grade rated e-commerce technology company

o	Forward Leasing Pipeline[6] of 21,700 SF for Q3’21 that included one lease executed shortly after the third quarter and two executed LOIs

o	The Leasing Pipeline is expected to increase portfolio Occupancy[7] to 87% and Occupancy at 9 Times Square by 5%

•	NYC’s Estimated per-share Net Asset Value ranges from $22.12 - $28.10, indicating significant upside potential for NYC Shareholders

o	NYC’s estimate of 2022 property-level income results in an estimated NAV per share of $22.12 - $28.10, indicating significant upside potential for NYC shareholders

Estimated Net Asset Value ("NAV") Valuation ($ in mm, except for per share amounts and share count)

	Valuation at Estimated Cap Rates
Total 2022 estimated property-level revenue[8]	$65.0	$65.0
Less: Total 2022 estimated property-level operating expenses[9]	32.9	32.9
2022 estimated property-level income[10]	$32.0	$32.0
New York City market capitalization rate[11]	4.25%	4.75%
Market value of NYC's portfolio	$754.0	$674.6
plus: Cash and cash equivalents[12]	23.2	23.2
plus: Other assets[13]	19.0	19.0
Less: Fair value of debt outstanding[14]	414.2	414.2
Less: Other liabilities[15]	8.9	8.9
2022 Estimated Net Asset Value	$373.1	$293.7
Basic and Diluted Shares Outstanding (as of December 31, 2021)	13.3	13.3
Estimated NAV per share	$28.10	$22.12
January 7, 2022 closing price of common stock	$10.76	$10.76

Refer to the sections below titled “Limitations on, and risks related to, the Estimated NAV per Share” and “Estimation of Property-Level Income” for additional information relating to the limitations on, and risks related to, the estimated NAV per share and important disclosure notes used herein. Balance sheet accounts such as cash and cash equivalents, other assets, fair value of debt outstanding and other liabilities used herein as of the last reporting period of September 30, 2021. Although the Company does not believe that any activity affecting the Company’s assets and liabilities between September 30, 2021 and December 31, 2021 would have a material impact on estimated NAV per share, there can be no assurance that the estimated NAV per share would be materially the same if the book value of these particular items as of December 31, 2021 was used in calculating the estimated NAV.

Link to Investor Presentation

The entire presentation, including information about assumptions, limitations and risks associated with information contained in the presentation can be found in the investor relations section of NYC’s website at http://investors.newyorkcityreit.com/events-and-presentations/presentations/default.aspx and in on the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on Form 8-K on January 10, 2021 and available at the SEC’s website at www.sec.gov.

Footnotes/Definitions

1 From S&P Capital IQ. Total Return calculated over the period beginning on January 1, 2021 through December 31, 2021. Total Return is calculated by taking the ending share price less the beginning share price plus dividends paid divided by the beginning share price, shown as a percentage

2 Peer group includes SLG, VNO, ESRT and PGRE

3 Collection data as of January 7, 2022. Total rent collected during the period includes both original Cash Rent due and payments made by tenants pursuant to rent deferral agreements or otherwise. Excludes fourth quarter Cash Rent received or Deferral Agreements executed after January 7, 2022 that would apply to fourth quarter Cash Rent or any Deferral Agreement that would apply to fourth quarter Cash Rent. Eliminating the impact of deferred rent paid, we collected the same percentage of original Cash Rent due as of January 7, 2022. This information may not be indicative of any future period and remains subject to changes based ongoing collection efforts and negotiation of additional agreements. The impact of the COVID-19 pandemic on our rental revenue for the fourth quarter of 2021 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which may continue to adversely impact results of operations and liquidity.

4 Represents Deferral Agreements as well as amendments granting the tenant a rent credit for some portion of original Cash Rent due. The rent credit is generally coupled with an extension of the lease. The terms of the lease amendments providing for rent credits differ by tenant in terms of the length and amount of the credit. A “Deferral Agreement” is an executed or approved amendment to an existing lease agreement to defer a certain portion of Cash Rent due.

5 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. Ratings information is as of September 30, 2021. Top 10 tenants are 52% actual investment grade rated and 19% implied investment grade rated.

6 Includes (i) all leases fully executed by both parties as of October 31, 2021, but after September 30, 2021, and (ii) all leases under negotiation with an executed LOI by both parties as of October 31, 2021. This represents one executed lease that commenced in the fourth quarter of 2021 totaling 8,780 square feet and two LOIs that total 12,966 square feet. Excludes license agreements entered into with a new operator on October 26, 2021 at the 200 Riverside Boulevard and 400 E. 67th Street - Laurel Condominium properties which replaced prior lease agreements with the original tenant terminated on the same date. Leasing pipeline should not be considered an indication of future performance.

7 Represents percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet as of the date or period end indicated.

8 Calculated based on estimated reimbursements and Cash Rent, excluding free rent, for all existing in-place leases for fiscal year 2022. Includes new leases and lease extension assumptions that the Company reasonably expect to complete for the fiscal year 2022. In preparation, management considered factors such as space currently available and being negotiated for and the estimated applicable market rental terms. There can be no assurance that the Company will complete these leases on their estimated terms or at all. The advisor believes that the use of Cash Rent is reasonable to use for this analysis as opposed to Annualized Straight-line Rent because estimated NAV per share is a estimation of 2022 property-level cash flows and is not a long-term discounted cash flow valuation. The projected property-level income does not include any acquisitions or dispositions except for the sale of the Hit Factory. As previously disclosed, this property is not generating any net operating income. Acquisitions or dispositions would impact actual property-level income and the estimated NAV per share depending on how the Company funded the acquisitions which could include the net proceeds from issuance of additional shares of Class A common stock.

9 Calculated based on estimated property operating expenses, occupancy and pricing for fiscal year 2022 at our current properties, excluding the Hit Factory and any future acquisitions or dispositions.

10 The advisor believes that property-level income cannot be reconciled to the most comparable GAAP number because the advisor is making assumptions on future leasing activity and it is unable to reconcile to current Annualized Straight-line Rent without unreasonable expense.

11 Cap rates used herein are determined by the advisor in its sole discretion and based upon its knowledge and opinion of the New York City real estate market.

12 Represents cash and cash equivalents as of September 30, 2021. The advisor does not believe that any activity affecting the Company’s assets and liabilities between September 30, 2021 and December 31, 2021 would have a material impact on estimated NAV per share.

13 Represents restricted cash, prepaid expenses and other assets, excluding straight-line rent receivables as of September 30, 2021. The advisor does not believe that any activity affecting the Company’s assets and liabilities between September 30, 2021 and December 31, 2021 would have a material impact on estimated NAV per share as of December 31, 2021.

14 Represents the fair value of the mortgage notes payable as of September 30, 2021. The fair value of mortgage note payable is deemed to be equivalent to its carrying value because it bears interest at a variable rate that fluctuates with the market and there has been no significant change in the credit risk or credit markets since origination. The advisor does not believe that any activity affecting the Company’s assets and liabilities between September 30, 2021 and December 31, 2021 would have a material impact on estimated NAV per share.

15 Represents amounts associated with accounts payable and accrued expenses, excluding the liability for straight-line rent adjustments; and deferred rent and other liabilities as of September 30, 2021. The advisor does not believe that any activity affecting the Company’s assets and liabilities between September 30, 2021 and December 31, 2021 would have a material impact on estimated NAV per share.

Limitations on, and risks related to, the Estimated NAV per Share

The Company’s estimated net asset value per share (“NAV”) as of December 31, 2021 contained herein was calculated by applying two different capitalization rates to property-level income projected for 2022 by the advisor to arrive at the estimated market value of the Company’s portfolio, and then deducting from this amount the fair value of the Company’s mortgage notes payable as of September 30, 2021 as set forth in the notes to the Company’s financial statements as of September 30, 2021, and adding the book value of cash and cash equivalents and other assets, net of other liabilities, as set forth in the Company’s financial statements as of September 30, 2021. The estimated NAV per share was calculated by dividing the estimated NAV by the number of shares of the Company’s Class A common stock on a fully-diluted basis outstanding as of December 31, 2021. Other information is being provided shortly after the end of the Company's 2021 fiscal year, and accordingly information about that fiscal year remains unavailable pending the progress of its year-end financial close process.

The estimated NAV per share was calculated as of a specific time, will likely change, and does not represent the amount a stockholder would receive from a third party now or in the future for his or her shares of the Company’s Class A common stock. There is no assurance that the trading price of the Company’s Class A common stock will not continue to trade at a significant discount to, equal or exceed this estimate. The estimated NAV per share does not represent the book value of the Company’s real estate, which is generally based on the amortized cost of the property, subject to certain adjustments, or the Company’s enterprise value. The estimated NAV per share is not a representation or guarantee that the Company’s shares of Class A common stock will or should trade at this amount, and investors should not rely on the estimated NAV per share in making a decision to buy or sell shares of the Company’s Class A common stock.

The measures employed by the Company’s advisor to project property-level income and calculate this estimate of NAV per share may not be comparable to measures used by other companies and were based upon a number of estimates, assumptions, judgments and opinions made by the Company’s advisor that may not be accurate or complete, including estimates and assumptions such as capitalization rates and estimations of new or extended leases, future rent and expenses. The advisor’s estimation of property-level income does not include any acquisitions or dispositions in calendar year 2022 except for the sale of the Hit Factory. Acquisitions or dispositions would impact actual property-level income and the estimated NAV per share depending on how the Company funded the acquisitions which could include the net proceeds from issuance of additional shares of Class A common stock. The Hit Factory property, as previously disclosed, is not generating income. The estimated market value of the Company’s real estate assets is based solely on the advisor’s estimation of property-level income for 2022, applying capitalization rates selected by the advisor based on its opinion and knowledge of the New York City real estate market, without any independent third-party review or third-party appraisals of assets and does not necessarily represent the value the Company would receive or accept if the Company’s real estate assets were marketed for sale or a third-party appraisal of the Company’s real estate assets or the price the Company's board may accept if a third party made an offer for the shares of the Class A common stock. The estimated value also does not take into consideration transaction costs or other items such as tax adjustments that may impact the value a buyer might ascribe to the Company’s real estate assets was prepared. The cash and cash equivalents and other assets, net of other liabilities, used in calculating the estimated NAV were based on the book value in the Company’s financial statements as of September 30, 2021 and do not reflect activities subsequent to September 30, 2021. Although the Company does not believe that any activity affecting the Company’s assets and liabilities between September 30, 2021 and December 31, 2021 would have a material impact on estimated NAV per share, there can be no assurance that the estimated NAV per share would be materially the same if the book value of these particular items as of December 31, 2021 was used in calculating the estimated NAV.

Estimation of Property-Level Income

In connection with estimating NAV, the Company’s advisor prepared an unaudited estimation of the Company’s property-level income for all of calendar year 2022. This information is subjective in many respects and is not necessarily predicative of actual future results and should not be relied upon as such. The internal prospective financial information used by the Company’s advisor to prepare the property-level income estimation for 2022 was based on numerous variables and assumptions that were deemed to be reasonable as of date when the estimation was finalized. These assumptions are inherently uncertain and may be beyond the Company’s control. Important factors that may affect actual results and cause the Company to fail to meet the estimation include, but are not limited to, risks and uncertainties relating to the Company’s business (including that tenant pay the cash rent required in their respective leases and the Company does not incur significant additional expenses that are not anticipated), the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company’s tenants and the global economy and financial market, industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under the section entitled “Forward-Looking Statements” contained in the Appendix to this presentation, including those presented in the section titled “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2021 as well as other subsequent reports filed with the SEC. There can be no assurance that the estimation will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the estimation was not prepared with a view toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding estimations and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the estimation contained in this presentation, nor have they expressed any opinion or any other form of assurance on the information or the potential for the Company achieving the estimation. The estimation of property-level income is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. The estimated property-level income for 2022 has not been reconciled the estimated net income (loss) for 2022, the most directly comparable GAAP financial measure, the advisor believes that property-level income cannot be reconciled to the most comparable GAAP number because the advisor is making assumptions on future leasing activity and it is unable to reconcile to current Annualized Straight-line Rent without unreasonable expense.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Important Notice Regarding Securities Ratings

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

References in this presentation to the “Company,” “we,” “us” and “our” refer to New York City REIT, Inc. (“NYC”) and its consolidated subsidiaries.

This presentation contains estimates and information concerning the Company’s industry and the Company’s peer companies that are based on industry publications, reports and peer company public filings. The Company has not independently verified the accuracy of the data contained in these industry publications, reports and peer company public filings. These estimates and information involve a number of assumptions and limitations, and you are cautioned not to rely on or give undue weight to this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2021 and the Company's subsequent Quarterly Reports on Form 10-Q filed with the SEC. These and other factors could cause results to differ materially from those expressed in these publications and reports.

NYC intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from NYC stockholders for NYC's 2022 annual meeting of stockholders. NYC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ NYC'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by NYC with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of NYC's Investor Relations website at investors.newyorkcityreit.com or by contacting NYC's Investor Relations department at info@ar-global.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

NYC, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from NYC stockholders in connection with matters to be considered at NYC's 2022 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of NYC's directors and executive officers, in NYC is included in NYC's Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on March 30, 2021, NYC's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2021, and in NYC's Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of NYC's directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in NYC will be set forth in the Proxy Statement for NYC's 2022 annual meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available.

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